Exhibit 10.14

AGREEMENT BETWEEN BRANDT J. MANDIA AND

PROTAGENIC THERAPEUTICS, INC.

THIS AGREEMENT is made as of this 4th day of November, 2015, by and between Brandt J. Mandia, an individual (“Consultant”), and Protagenic Therapeutics, Inc., a Delaware corporation (“Protagenic”).

WHEREAS, Consultant has significant expertise in providing financial and business advisory services.

WHEREAS, Consultant has been providing Protagenic with financial and business advisory services since January 2015.

WHEREAS, Protagenic desires to retain Consultant to continue to provide it with these services, and to compensate Consultant for services previously rendered, and Consultant is willing to be so retained, all on the terms set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants of the parties set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Term & Obligations The term of this Agreement shall extend until December 31, 2015. This Agreement may be extended by mutual agreement of the parties. During the term of this Agreement, Consultant shall provide a variety of consulting and advisory services to Protagenic relating principally to identifying and evaluating strategic business relationships and strategies and potential licensing opportunities.

3. Consideration to Consultant As full consideration for the services previously rendered and to be rendered by Consultant hereunder, Protagenic hereby issues to Consultant a warrant (the “Warrant”) to purchase 200,000 shares of Protagenic common stock, par value $0.001 per share. The Warrant shall be exercisable for a period of five years from the date of this agreement, at an exercise price of $1.25 per share. The Warrant shall be immediately vested as to 150,000 shares, and shall vest as to the remaining 50,000 shares on December 31, 2015. A form of the Warrant is annexed hereto as Exhibit A.

4. Independent Contractor Status The parties intend for the relationship between Protagenic and Consultant to be that of an independent contractor. Consultant shall be responsible for all income and other taxes imposed on Consultant under applicable law by reason of any consideration paid to consultant by Protagenic or any of its affiliates pursuant to this Agreement.

5. Confidential Information

i)	Company Information. At all times during the term of this Agreement and thereafter, Consultant shall hold in strictest confidence, and not use, except for the benefit of Protagenic and its affiliates, or disclose to any person, firm or corporation without written authorization of the Board of Directors of the Protagenic, any Confidential Information of Protagenic or its affiliates. “Confidential Information” means any proprietary information, technical data, trade secrets or know-how of Protagenic and its affiliates, including, but not limited to, research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to Consultant by Protagenic or its affiliates either directly or indirectly, in writing, orally, by drawings, or by observation of parts or equipment. Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of Consultant or of others who were under confidentiality obligations as to the item or items involved.

ii)	Consultant’s Information. At all times during the term of this Agreement and thereafter, Protagenic and its other consultants, directors, investors, shall hold in strictest confidence, and not use, or disclose to any person, firm or corporation without written authorization of Consultant any Confidential Information of Consultant. Thus, “Confidential Information” also means any proprietary information, technical data, trade secrets or know-how of Consultant, including, but not limited to, research, product plans, products, services, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, disclosed to Protagenic and its other consultants, directors, investors, by Consultant either directly or indirectly, in writing, orally, by drawings, or by observation of parts or equipment. Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of the Company or of others who were under confidentiality obligations as to the item or items involved.

6. Separability of Terms Each obligation and consideration in this Agreement is separately enforceable and the parties’ requirements to perform these obligations are separate and independent. In the event any provision, paragraph or clause either lapses in accordance with its terms or becomes unenforceable for any reason, all remaining provisions, paragraphs or clauses shall remain in full force and effect.

7. Notices All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telefax or email, by recognized overnight courier marked for overnight delivery, or by registered or certified mail, postage prepaid, address as follows:

If to Consultant, to:

Brandt J. Mandia

46 Lortel Avenue

Staten Island, NY 10314

Tel: (917) 981-0235

Email: dbncorpllc@yahoo.com

If to Protagenic, at:

Protagenic Therapeutics, Inc.

149 Fifth Avenue, Suite 500

New York, NY 10010

Attn: Garo H. Armen, PhD, Chairman

Telefax: 212-994-8296

Telephone: 212-994-8201

Email: armen@agenusbio.com

All such notices and communications shall be effective, if by telefax, when receipt is confirmed by telephone, or if sent by nationally recognized overnight courier service, one business day after delivery to such courier service marked for overnight delivery, or, if mailed, when received, or if e-mailed, upon confirmation of receipt.

9. Applicable Law This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to or application of any conflicts of laws principles.

10. Accredited Investor Status. Consultant represents and warrants that Consultant is an “accredited investor,” as such term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended.

11. Counterparts This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

CONSULTANT

/s/ Brandt J. Mandia
Brandt J. Mandia

PROTAGENIC THERAPEUTICS, INC.

By:	/s/ Garo H. Armen
Garo H. Armen, PhD, Chairman

EXHIBIT A

Form of Warrant